UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2002

CLARION TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other Jurisdiction of Incorporation)	0-24690 (Commission File No.)	91-1407411 (IRS Employer Identification No.)

38 W. Fulton, Suite 400, Grand Rapids, Michigan (Address of Principal Executive Offices)	49503 (Zip Code)

616-233-6680
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if changed Since Last Report)

Item 4. Changes in Registrant’s Certifying Accountant

        Clarion Technologies, Inc. (the "Company") determined to dismiss its independent auditors, Ernst & Young LLP ("Ernst & Young") and to engage the services of BDO Seidman LLP as its new independent auditors. The change in auditors was approved by the Board of Directors of the Company; the change is effective as of June 26, 2002. As a result, BDO Seidman LLP will audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending December 28, 2002.

        Ernst & Young's reports on the Company's consolidated financial statements for the past two fiscal years did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except for the fiscal 2001 report that contained a modification as to uncertainty relating to the Company's ability as a going concern. During the past two fiscal years and through the date of this Form 8-K (the "Relevant Period"), there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Ernst & Young's satisfaction, would have caused Ernst & Young to make reference to the subject matter of the disagreement(s) in connection with its reports on the Company's consolidated financial statements for such years. During the Relevant Period, there were no reportable events as described in Item 304(a)(1)(v) ("Reportable Events") of the Securities and Exchange Commission's (the "Commission") Regulation S-K.

        The Company has provided a copy of the foregoing statements to Ernst & Young. Attached as Exhibit 16 is a copy of Ernst & Young's letter to the Commission, dated June 28, 2002, stating its agreement with such statements.

        During the Relevant Period, neither the Company nor anyone acting on its behalf consulted with BDO Seidman LLP regarding (i) the application of accounting principles to a specified transaction, completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or (ii) any matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Item 7.   Financial Statements and Exhibits

(c)	Exhibits
	16	Letter from Ernst & Young regarding change in certifying accountant.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLARION TECHNOLOGIES, INC.
Dated: June 28, 2002	By /s/ William Beckman Its President

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 16	Letter from Ernst & Young LLP regarding change in certifying accountant.

EXHIBIT 16

June 28, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read Item 4 of Form 8-K dated June 28, 2002, of Clarion Technologies, Inc. and are in agreement with the statements contained in the first three paragraphs. We have no basis to agree or disagree with other statements of the registrant contained in the Form 8-K.

/s/ Ernst & Young LLP